Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this Amendment No. 1 to Registration Statement on Form S-8 pertaining to the JAKKS Pacific, Inc. (“the Company”) 2002 Stock Award and Incentive Plan, of our report dated February 13, 2008, with respect to the consolidated financial statements of the Company for the year ended December 31, 2005 included in its Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ PKF
PKF
Certified Public Accountants
A Professional corporation
Los Angeles, California
February 28, 2008